Exhibit 1.2

Dated     [    ]  APRIL 2006

MANAGEMENT

AND

UNDERWRITING

AGREEMENT

BETWEEN

OMEGA NAVIGATION ENTERPRISES, INC.

AND

UOB ASIA LIMITED

CONTENTS

CLAUSE	PAGE NO
1. DEFINITIONS
2. SINGAPORE OFFERING
3. PROSPECTUS AND RELATED DOCUMENTS
4. FEES AND COMMISSIONS
5. WARRANTIES AND UNDERTAKINGS
6. APPLICATION OF PROCEEDS
7. SUB-UNDERWRITING
8. OVER-ALLOTMENT OPTION AND STABILISING
9. CONDITIONS
10. RESCISSION AND TERMINATION
11. INDEMNITIES
12. CLAIM BY THE COMPANY
13. WAIVERS
14. ANNOUNCEMENTS
15. ADVERTISEMENT
16. CONSENT TO DISCLOSURE
17. TIME OF ESSENCE
18. NOTICES
19. SUCCESSORS
SCHEDULE 1 — CLOSING CERTIFICATE
SCHEDULE 2 — AUTHORISED SIGNATORIES

                THIS AGREEMENT is made on

BETWEEN:-

(1)                                  OMEGA NAVIGATION ENTERPRISES, INC. (the “Company”), a company incorporated in the Marshall Islands with its principal place of business at 24, Kanigos Street, 185 34 Piraeus, Greece;

AND

(2)                                  UOB ASIA LIMITED (“UOB Asia” or the “Manager”, or the “Singapore Underwriter”), a company incorporated in Singapore with its registered office at 80 Raffles Place, UOB Plaza, Singapore 048624.

                WHEREAS:-

(A)                              The Company is a company limited by shares incorporated in the Marshall Islands on 28 February 2005. As at the date of this Agreement, the Company has an authorised capital stock consisting of 100,000,000 shares of common stock, par value US$0.01 per share, divided into  75,000,000 shares of Class A common stock and  25,000,000 shares of Class B common stock, and 25,000,000 shares of preferred stock, par value US$0.01 per share. As at the date hereof, 12,010,000 shares of Class A common stock (the “Class A Shares”) and 3,140,000 shares of Class B common stock (the “Class B Shares”), and no preferred common stock were issued and outstanding. Upon the Global Offering (as defined below) being completed, the Company will have outstanding the following shares, assuming the over-allotment option granted to the Underwriters (as defined below) under the Global Offering (including the Singapore Offering) is exercised in full:-

(i)                                     13,810,000 Class A Shares;

(ii)                                  3,140,000 Class B Shares; and

(iii)                               no shares of preferred stock.

 (B)                             The Company proposes to seek a dual listing as follows:-

(i)                                     a primary listing on the NASDAQ National Market; and

(ii)                                  a secondary listing on the Main Board of the SGX-ST (as defined below)

and in this connection, intends to make a Global Offering in respect of  12,000,000 New Shares (as defined below), comprising the US Offering and the Singapore Offering. In connection with the Singapore Offering,            3,304,253 New Shares (as defined below) will be offered to investors in Singapore, Hong Kong, United Kingdom and Norway, in accordance with applicable laws and regulations.

(C)                                The SGX-ST (as defined below) had granted the Company the Eligibility-to-List Letter for admission to the official List of the SGX-ST (as defined herein).

(D)                               The Company has requested the Manager, and the Manager has agreed, to manage and underwrite the Singapore Offering, upon the terms and subject to the conditions of this Agreement.

(E)                                 The Company has also requested UOB (as defined below) and UOB has agreed to act as receiving banker in relation to the Singapore Offering.

(F)                                 The Company proposes to grant to the  Underwriters (as defined below) an over-allotment option to subscribe and/or procure subscribers for up to the number of New Shares (as defined below), representing up to 15% of the total number of Shares (the “Over-allotment Shares”) offered as part of the Global Offering, solely for the purpose of covering over-allotment (if any) made in connection with price stabilisation activities related to the Global Offering, such over-allotment to be undertaken in relation to the Singapore Offering by the Global Co-ordinator (in consultation with the Manager) and such price stabilisation to be undertaken in relation to the Singapore Offering by the Manager (in consultation with the Global Co-ordinator), both in accordance with the terms of the Agreement Among Syndicates (as defined below).

IT IS AGREED as follows:-

1.             DEFINITIONS

1.1                                 In this Agreement (including the Recitals and Schedules):-

1.1.1                        except to the extent that the context requires otherwise:-

                                                                                                                                                “Agreement Among Syndicates” means the agreement between the Underwriters and the Global Co-ordinator dated 7 April 2006 on the arrangements between the Underwriters in relation to the Global Offering;

                                                                                                                                                “Application Forms” means the application forms in the agreed form to be issued together with the Prospectus;

                                                                                                “Authorised Signatories” means the persons named in Schedule 2 (Authorised Signatories);

“Class A Shares” has the meaning set out in Recital (A);

“Class B Shares” has the meaning set out in Recital (A);

“Closing Date” means the date in which the Global Offering is completed and the New Shares have been issued and delivered;

                                                                                                “Companies Act” means the Companies Act, Chapter 50 of Singapore;

                                                                                                “Depository” has the meaning ascribed to it in Section 130A of the Companies Act;

                                                                                                “Directors” means the directors of the Company named in the Prospectus;

                                                                                                “Eligibility-To-list Letter” means the letter from the SGX-ST dated 3 March 2006 granting the Company eligibility for admission to the Official List of the SGX-ST (in relation to the proposed secondary listing of the Company);

                                                                                                “Global Offering” means the global offering by the Company of the New Shares to the public for subscription at the Offer Price, comprising the US Offering and the Singapore Offering, on the terms and subject to the conditions of the Prospectus;

“Global Co-ordinator” means Jefferies & Company Inc, the co-ordinator for the Global Offering;

“Group” means the Company and its subsidiaries ;

                                                                                                “Issue Date” means 4 April 2006;

“Mandate Letter” has the meaning set out in Clause 2.1.2;

                                                                                                “Market Day” means a day on which the SGX-ST is open for securities trading;

                                                                                                “MAS” means the Monetary Authority of Singapore;

                                                                                                “New Shares” means  12,000,000 Class A Shares which are the subject matter of the Global Offering;

                                                                                                “Offer Price” means US$17for each Offer Share;

“Option Plan” means the Omega Navigation Enterprises, Inc. 2006 Stock Incentive Plan;

“Option Shares” means Shares allotted and issued, or to be allotted and issued, pursuant to the Option Plan;

                                                “Over-allotment Option Closing Date”  has the meaning set out in Clause 8;

“Over-allotment Option” has the same meaning ascribed to it in the Prospectus;

“Over-allotment Shares” has the meaning set out in Recital (F);

                                                                                                “Prospectus” means the final prospectus, (including the Application Form issued therewith) registered with the MAS on 4 April 2006 relating to the Singapore Offering;

                                                “Receiving Bank” means United Overseas Bank Limited at 80 Raffles Place, UOB Plaza 1, Singapore 048624;

                                                “Receiving Bank Agreement” means the agreement dated 7 April 2006 between UOB and the Company pursuant to which UOB was appointed as the receiving bank for the Singapore Offering;

                                        “Registrar for the Singapore Offering” means Lim Associates (Pte) Ltd;

                                                                                                “Securities and Futures Act” means the Securities and Futures Act, Chapter 289 of Singapore;

                                                                                                “SGX-ST” means the Singapore Exchange Securities Trading Limited;

                                                                                                “Shares” means the Class A Shares;

                                                                                                “Singapore Dollar(s)” and “S$” mean the lawful currency of the Republic of Singapore;

                                                                                                “Singapore Offering” means the offering by the Company of the Singapore Offering Shares at the Offer Price to investors in Singapore, Hong Kong, the United Kingdom, Norway and such other jurisdictions (other than the United States) (as may be agreed between the Company, UOB Asia and the Global Co-ordinator), in connection with the secondary listing of the Company on the Main Board of the SGX-ST;

                                                                                                “Singapore Offering Shares” means, subject to Clause 8,  3,304,253 New Shares to be offered pursuant to the Singapore Offering at the Offer Price;

                                                                                                “Specified Event” means an event occurring on or after the date of this Agreement and prior to 12.00 noon (Singapore time) on the  Closing Date which, if it had occurred before the date of this Agreement, would have rendered any of the warranties contained in Clause 5 untrue or incorrect;

                                                                                                “Subsidiary” or “Subsidiaries” shall have the meaning ascribed to it under Section 5 of the Companies Act;

“Underwriters” mean the Singapore Underwriter and the US Underwriters;

“UOB” means United Overseas Bank Limited;

“US” means the United States of America;

                                                                                                “USD” or “US$” means the lawful currency of the United States of America;

“US Offering” means the offering by the Company of New Shares at the Offer Price to investors in the US and other jurisdictions (other than Singapore and Hong Kong) in connection with the primary listing of the Company on the NASDAQ National Market;

“US Underwriters” means the underwriters named as such in the US Underwriting Agreement;

“US Underwriting Agreement” means the underwriting agreement dated on or about the date hereof, entered into between the Company and the Global Co-ordinator as US representative of the several US underwriters, in relation to the underwriting of the US Offering;

1.1.2                        any reference to a document being “in the agreed form” means in the form of the proof or draft thereof signed for identification on behalf of the Company and the Manager with such alterations (if any) as may be agreed between the Company and the Manager;

1.1.3                        words importing the masculine gender shall, where applicable, include the feminine and neuter genders and vice versa; and

1.1.4                        all undertakings, warranties, covenants and stipulations expressed in this Agreement to be made by the Company shall be deemed to be made by, and be binding on the Company.

1.2                                 References to “Recitals”, “Clauses” and “Schedules” are to the recitals and clauses of, and the schedules to, this Agreement.

1.3                                 The headings are for convenience only and shall not affect the interpretation of the provisions of this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. Any reference to a time of the day is to Singapore time unless otherwise stated.

2.             SINGAPORE OFFERING

2.1           Subject to the terms and conditions of this Agreement:-

2.1.1                        the Company undertakes to offer the New Shares for subscription on the terms set out in Clause 2.2 and on the terms and subject to the conditions of the Prospectus;

2.1.2                        the Company irrevocably appoints UOB Asia to manage, and the Manager agrees to manage, the Singapore Offering subject to and on the terms and conditions of a letter dated 23 December 2005 from the Manager to the Company and accepted by the Company (the “Mandate Letter”) in accordance with all applicable laws and the requirements of the SGX-ST and on the terms set out in Clause 2.3; and

2.1.3                        Subject to the terms and conditions of this Agreement, the Company agrees to issue, and UOB Asia agrees to subscribe, or procure subscriptions for, the Singapore Offering Shares, on or prior to the Closing Date, at the Offer Price for each Singapore Offer Share.

2.2                                 The Company agrees that, subject to the terms and conditions of the Prospectus, 3,304,253 New Shares shall be offered to investors in Singapore, Hong Kong, the United Kingdom, Norway and such other jurisdictions (other than the United States) (as may be agreed between the Company, UOB Asia and the Global Co-ordinator) (in accordance with all laws and regulations) at the Offer Price.

2.3                                 The Company authorises and directs the Manager to do all such acts and things in accordance with all applicable laws and regulations and as it may deem necessary or advisable for or in connection with the Singapore Offering and, in particular, but without prejudice to the foregoing and the other provisions of this Agreement:-

2.3.1   to prepare and submit on behalf of the Company, the necessary application to the SGX-ST for admission of the Company to the Official List of the SGX-ST and for the quotation of and dealing in the Shares on the Main Board of the SGX-ST;

2.3.2                        to coordinate the efforts of the professional advisers to the Singapore Offering in the preparation of the Prospectus and the Application Forms for the approval of the Company, and to liaise with the Global Co-ordinator and other relevant parties in relation to the Global Offering;

2.3.3                        to offer the Singapore Offering Shares, on behalf of the Company, to the public for subscription under the Singapore Offering, at the Offer Price on the terms set out in this Clause 2 and on the terms and subject to the conditions of the Prospectus;

2.3.4                        to send copies of the Prospectus to such persons as it may in its discretion deem fit (subject to compliance with all applicable laws);

2.3.5                        to assist the Company to accept or reject any application for the Singapore Offering Shares or any of them as it may in its discretion, in consultation with the Manager and the Global Co-ordinator, deem fit but subject to and on the terms of the Prospectus and this Agreement; and

2.3.6                        to assist the Global Co-ordinator to allocate any of the Singapore Offering Shares to any applicant for the same and in such amount as the Company, in consultation with the Manager and the Global Co-ordinator, may in its discretion deem fit subject to compliance with the requirements of the SGX-ST and the terms and conditions of the Prospectus and this Agreement.

2.4                                 The Company agrees that it will in consultation with the Manager procure that the Registrar for the Singapore Offering processes the applications for and the registration of the New Shares and do all such acts and things as may be required to be done by the Registrar for the Singapore Offering.

2.5                                 In the event the number of Singapore Offering Shares applied for exceeds the number of Singapore Offering Shares offered by the Company under the Singapore Offering at the Closing Date, the Global Co-ordinator, in consultation with the Manager, shall on behalf of the Company arrange for the allocation of Singapore Offering Shares to the investors in such manner as may be reasonably required by the Company, and the basis of allotments (or any other methods approved by the SGX-ST) shall be decided by the Company after consultation with the Manager and the Global Co-ordinator.

2.6                                 The Company agrees with and undertakes and warrants to the Manager and to the Singapore Underwriter as follows:-

2.6.1                        that the New Shares (including the Over-allotment Shares, if any) will upon their allotment and issue be free from all pre-emption rights, charges, liens and other encumbrances and rank in all respects pari passu with the existing issued Shares;

2.6.2                        that it shall allot the New Shares (including the Over-allotment Shares, if any) , and deliver or procure the delivery of such share certificates as provided under section 2 of the US Underwriting Agreement and shall do all such acts and things and sign all such documents and instruments as may be required by law, regulation or applicable listing rules in relation to the allotment and issuance of the New Shares (including the Over-allotment Shares, if any);

2.6.3                        that all necessary approvals for the issue of the New Shares (including the Over-allotment Shares, if any) have been obtained;

2.6.4                        to comply with the terms of the Eligibility-To-List-Letter and give all necessary undertakings to the SGX-ST, the Manager and/or the MAS; and

2.6.5                        generally to do all such acts or things as may be required by the memorandum of association and bye-laws of the Company and all applicable laws, regulations, rules and directives in the Marshall Islands, Singapore and the US or elsewhere or may otherwise be necessary or desirable in connection with or in relation to the Singapore Offering and the allotment and issue of the New Shares (including the Over-allotment Shares, if any).

3.             PROSPECTUS AND RELATED DOCUMENTS

3.1                                 Subject to the terms and conditions of this Agreement, the Company undertakes to ensure that the terms of the Prospectus will not be varied without the prior written consent of the Manager.

3.2                                 The Company agrees with and undertakes to the Manager and the Singapore Underwriter that it will comply with or use all reasonable endeavours to procure the Registrar for the Singapore Offering, the Directors and the existing substantial shareholders of the Company (as defined in the Companies Act) to comply with the provisions of the Companies Act (insofar as the same is applicable) and the Securities and Futures Act and the regulations of the SGX-ST (insofar as the same is applicable) and the Depository and to do all such acts as may be required to be done by it in connection with the Singapore Offering and the admission of all the existing issued Shares, all the New Shares (including the Over-allotment Shares, if any) and the Option Shares to the Official List of the SGX-ST, and the Company undertakes to promptly furnish and deliver all such documents, information, certificates and undertakings as may be required by the SGX-ST/ MAS in order to obtain and maintain such listing.

3.3                                 The Company further undertakes to deliver to the Manager dated the Closing Date:-

3.3.1                        a legal opinion issued by the Company’s US legal counsel addressed to the Manager, on terms described under Section 5(d) of the US Underwriting Agreement;

3.3.2                        a legal opinion issued by the Company’s Marshall Islands legal counsel addressed to the Manager, on terms described under Section 5(e) of the US Underwriting Agreement;

3.3.3                        a legal opinion issued by the Company’s Greek legal counsel addressed to the Manager, on terms described under Section 5(f) of the US Underwriting Agreement; and

3.3.4                        a comfort letter from Ernst & Young (Hellas) certified Auditors Accountants S.A., addressed to the Manager, on terms acceptable to the Manager;

each of the above legal opinions to be updated and issued on the  Over-allotment Option Closing Date with no changes that are adverse to the Company or the Group.

4.             FEES AND COMMISSIONS

4.1                                       In consideration of the agreement by the Manager to manage the Singapore Offering on the terms of this Agreement, the Company agrees to pay to the Manager a management fee in the amount and on the terms as stated in the Mandate Letter (or such other amount as the Company and the Manager may agree).

4.2                                 In consideration of the agreement by the Singapore Underwriter to underwrite the subscription of the Offer Shares contained in Clause 2, the Company shall pay to the Singapore Underwriter an underwriting commission of 7% of the Offer Price for the Singapore Offering Shares.  Such underwriting commission in respect of the Singapore Offering Shares shall be deducted from the Offer Price in accordance with Clause 6.

4.3                                 The Company shall bear all expenses of or incidental to the Singapore Offering including, without limiting the generality of the foregoing, advertising charges, the fees and disbursements of the professional advisers of the Company, the cost of printing and distributing the Prospectus and the Application Forms, brokers’ fees, receiving bankers’ fees, Registrar for the Singapore Offering’s fees, valuers’ fees, accountancy fees, and legal fees as well as the costs of traveling and accommodation, telephone, fax, courier and postage and all out-of-pocket expenses. The Company shall forthwith upon request by the Manager or the Singapore Underwriter reimburse the amount of any such expenses which the Manager or Singapore Underwriter may have paid on its behalf. The Company shall bear all fees payable to the SGX-ST for the listing of its shares and all fees payable to the MAS in connection with the lodgment of the Prospectus and necessary forms to the MAS. Such liabilities of the Company shall remain in full force and effect notwithstanding the termination of this Agreement or for any reason whatsoever, the New Shares are not listed and quoted on the Official List of the SGX-ST.

4.4                                 For the purpose of computing the underwriting commission payable to the Singapore Underwriter pursuant to Clause 4.2 , for the avoidance of doubt, no account shall be taken of the allocation of the  New Shares to satisfy applications for the US Offering.

4.5                                 The Company shall bear all stamp duty (if any) payable in connection with the allotment and issue of the New Shares (including the Over-allotment Shares, if any) pursuant to this Agreement.

4.6                                 Any goods and services tax or other levies now or hereafter imposed by law (including but not limited to the Goods and Services Tax Act, Chapter 117A of Singapore) or required to be paid in respect of any monies payable to or received or receivable by the Manager or the Singapore Underwriter or any expenses incurred by the Manager or the Singapore Underwriter pursuant to 4.3 above shall (except to the extent prohibited by law) be borne and paid by the Company.

5.             WARRANTIES AND UNDERTAKINGS

5.1                                 The Company warrants to and undertakes with the Manager and the Singapore Underwriter as follows:-

5.1.1                        that, in the context of the Singapore Offering, the Prospectus contains all information with regard to the Company and its subsidiaries and that:-

(a)                                such information is true and accurate in all respects and is not misleading;

(b)                               there are no other facts or circumstances which might be material for disclosure or the omission of which would make any such information misleading;

(c)                                all enquiries have been made to verify the accuracy of such information and

(d)                               the opinions, expectations and intentions (including any profit or other forecast) expressed therein are fairly, reasonably and honestly held and have been made after due and careful consideration and based on relevant considerations and facts known or ought to have been known to the Company as at the date of such disclosure or to persons whose knowledge are deemed to be relevant pursuant to Section 243 of the Securities and Futures Act and as at the date hereof and that it will supply the Manager with such evidence to support the same as the Manager may require to satisfy itself as to the accuracy thereof;

5.1.2                        that, in relation to (1) all information set out in or accompanying the application to the SGX-ST for the listing and quotation of the Shares (including all the New Shares), as amended, modified or supplemented by any additional information provided to the SGX-ST prior to the date of this Agreement and (2) all other information supplied or disclosed prior to the date of this Agreement by the Company, its Directors and its executive officers:-

(a)                                  such information is true and accurate in all material respects and is not misleading;

(b)                               there are no other facts or circumstances which might be material for disclosure or the omission of which would make any such information misleading in any respect;

(c)                                all enquiries have been made to verify the accuracy of such information; and

(d)                               all expressions of opinion, intention and expectation (including any profit or other forecast) expressed therein have been fairly, reasonably and honestly held and have been made after due and careful consideration and based on relevant considerations and facts known or ought to have been known to the Company, its Directors and its executive officers as at the date of such disclosure and as at the date hereof and that it will supply the Manager with such evidence to support the same as the Manager may require to satisfy itself as to the accuracy thereof and the Company is not aware of any fact which would have an effect on any of such assumptions and bases or which might necessitate a revision to any of the said opinion, intentions and expectations (including any profit or other forecast);

5.1.3                        that the financial statements, forecasted cash available for dividends, reserves and extraordinary expenses  and other financial information contained in the Prospectus have been prepared in accordance with law and on a consistent basis in accordance with accounting principles, standards and practices generally accepted in the  United States and, accepted by the SGX-ST and the MAS, and present truly and fairly the state of affairs and the financial position of the Company and its subsidiaries for the respective periods covered thereby and make:-

(a)                                  full provision for or, as appropriate, disclose all known actual liabilities of the Company and the Group and adequate provision for or, as appropriate, disclose all known contingent liabilities of the Company and the Group;

(b)                                 proper provision (or note in accordance with good accounting principles, standards and practice and which are acceptable to SGX-ST and the MAS) for all contingent or disputed liabilities and all capital commitments;

(c)                                  adequate provision for all bad and doubtful debts;

(d)                                 proper provision (or note in accordance with good accounting principles, standards and practice and which are acceptable to SGX-ST and the MAS) for all obsolescence and diminution in value of all assets, investments, stocks and work-in-progress;

(e)                                  proper provision or reserve for all taxation liable to be assessed on the Company and its subsidiaries or for which they are or may be accountable in respect of profits, gains or income, distributions or payments or any other transactions; and

(f)                                    proper provision or reserve for deferred taxation of the Company or the Group taken as a whole as at that date and have fully complied with the requirements of all relevant laws and accounting standards, principles and standards then in force or generally accepted;

5.1.4                        that all such financial statements, forecasted cash available for dividends, reserves and extraordinary expenses and other financial information have been reviewed by the auditors and expert appointed for the purpose of the Singapore Offering and that since the respective dates of such financial statements there has been no material adverse change or any development involving a prospective material adverse change in the condition (financial or otherwise), performance or general affairs of the Company or of the Group as a whole, other than that set forth in the Prospectus;

5.1.5                        that each of the Company and its subsidiaries is a company or entity (as the case may be) duly incorporated or established in and under the laws of its place of incorporation or establishment, has full power and authority to own, use, lease and operate its own respective assets and property and conduct its own respective business as described in the Prospectus (if so described) and in the manner presently conducted and that none of the activities of the Company and its subsidiaries is or has been carried on in breach of or infringes any intellectual or industrial property or other proprietary rights of any person;

5.1.6                        that:-

(a)                                  save for the registration of the Prospectus by the MAS and the consents which have been or will be obtained from the SGX-ST in connection with the admission of all the Shares (including the New Shares, the Over-allotment Shares, if any, and the Option Shares) to the Official List of the SGX-ST, all necessary consents and approvals have been obtained in connection with (i) the issue of the Prospectus, (ii) the Singapore Offering and (iii) the admission of the Company to the Official List and the listing and quotation of all the Shares (including the New Shares and the Option Shares (as applicable)) on the SGX-ST; and

(b)                                 all other action has been taken and will continue to be taken by or on behalf of the Company to comply with all legal and other legal requirements necessary to ensure that the same will not infringe any laws in force or the terms of such consents and approvals;

5.1.7                        that, after all due and careful enquiries, no other circumstances, event or situation has arisen which is or are likely to materially or adversely affect the condition of the Group, financial or otherwise, or the earnings, affairs or business or prospects of the Group which has not been disclosed in the Prospectus;

5.1.8                        that, prior to  the  Closing Date, the Company will not increase its issued share capital or otherwise vary its capital structure (save to the extent contemplated by the Singapore Offering, the Over-allotment Option and/or disclosed in the Prospectus) or acquire or incorporate any subsidiaries ;

5.1.9                        that, the Company and its subsidiaries  have good marketable title in relation to each of their properties of a material nature, that all such properties are fully insured against all risks normally insured against by companies carrying on a similar business, that the policies of insurance in respect of the foregoing are in full force and effect and enforceable by the Company or, as the case may be, its subsidiaries and that there are no circumstances which might render any such policy void or voidable;

5.1.10                  that the statements of fact contained in this Agreement (including the Recitals) are, and the statements contained in the certificate to be delivered to the Manager pursuant to Clause 9.1.6, will be true, complete and accurate in all material respects, and that statements which relate to opinions, expectations or intentions are honestly and reasonably held by the Directors after having made all due and careful enquiries;

5.1.11                  that, save as disclosed in the Prospectus and/or in relation to the Over-allotment Option, no person has the rights (whether exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption);

5.1.12                  that each member of the Group has obtained all such authorisations, permits and licences (if any) required under the provisions of the applicable laws in connection with the operation of their businesses in all the respective jurisdictions in which they operate, and the Company is not aware of any breach by any member of the Group of the applicable laws governing such authorisations or licences nor of any reason why any such authorisations or licences should be withdrawn or cancelled;

5.1.13                  that none of the Company or its subsidiaries is in breach of or in default under any law, regulation, agreement, licence, permit, directive, certificate or authorisation which is binding upon or affects it or any of its assets or revenues or the operation of its business;

5.1.14                  that the execution and delivery of, exercise of the respective rights and performance of and compliance by the Company with the terms of this Agreement, the Singapore Offering, the Global Offering and the allotment and issue of the New Shares and the application of the net proceeds from the Singapore Offering and/or the Global Offering as contemplated under the Prospectus:-

(a)                                  do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, the constitutive documents of the Company or any existing law or regulation applicable to or affecting the Company; and

(b)                                 do not and will not infringe the terms of, or constitute a default under, or cause to be exceeded any limit imposed by, any agreement or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries or any part of their respective undertakings, assets, property or revenue are bound;

5.1.15                  that this Agreement is duly authorised by the Company, and constitutes legal, valid, binding and enforceable obligations of the Company in accordance with its terms;

5.1.16                  that, none of the Company or its subsidiaries is in default or breach under or of any agreement to which it is bound or any licence, permit, directive, legislation or regulation of any relevant authority (including the SGX-ST, the MAS, the Securities Industry Council of Singapore and/or any other regulatory or governmental agency, whether in Singapore, the Marshall Islands, the US or elsewhere) applicable to or affecting it and, save as disclosed in the Prospectus or to the SGX-ST, no litigation, arbitration, criminal charge or investigations or other proceedings (including investigations or inquiries by the SGX-ST, the MAS, the Securities Industry Council of Singapore and/or any other regulatory or governmental agency, whether in Singapore, the Marshall Islands, the US or elsewhere) of a nature material for disclosure which is required to be disclosed under the Securities and Futures Act and/or the SGX-ST Listing Manual in the Prospectus, involving the Company or any member of the Group or any of the directors or executive officers or substantial shareholders of the Company, has occurred, is in progress or is threatened or pending and there are no circumstances which are likely to give rise to any such litigation, arbitration, investigations or proceedings;

5.1.17                  that none of the Company or its subsidiaries is in liquidation or has taken any action, nor have any other steps been taken or legal proceedings started or threatened against the Company or its subsidiaries, for its winding up or dissolution, or for it or any of them to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, judicial manager, trustee, liquidator or similar officer of any of them or any of their respective property, revenue or assets;

5.1.18                  that no distress or execution or other process is being enforced upon or sued out nor has any action been taken against the whole or any substantial part of the business and assets or undertaking of any member of the Group;

5.1.19                  that no member of the Group has stopped payment or is threatening to stop payment of its debt generally or has admitted its inability to pay its debts or has ceased or threatened to cease to carry on its business or a substantial part of its business or has any unsatisfied judgments outstanding against it whether in part or in whole;

5.1.20                  that, save as disclosed in the Prospectus, since the date to which the latest published audited financial statements of the Company were made up, none of the Company or its subsidiaries has entered into any contract or commitment of an unusual or onerous nature or otherwise than on normal arm’s length commercial terms or incurred any obligation or liability which, in the context of the Singapore Offering, might be material for disclosure and the Company or its subsidiaries have carried on their respective businesses in the ordinary and usual course;

5.1.21                  that the Prospectus contains all particulars and information required by, and is in accordance with, the Securities and Futures Act, the SGX-ST Listing Manual and all other relevant statutes and regulations in Singapore;

5.1.22                  that, save as disclosed in the Prospectus, no outstanding indebtedness or liability, including any guarantee, indemnity or contingent liability, of the Company or its subsidiaries has become or will become capable of being rendered or declared payable by reason of default by the Company or its subsidiaries or any person or any event of default however described and no event has occurred or is impending which with the lapse of time or the fulfilment of any condition or the giving of notice may result in any such indebtedness or liability becoming so payable;

5.1.23                  that all returns, particulars, resolutions and other documents which are of a material nature required to be filed with or delivered to the Registrar or any relevant authority in Singapore, the Marshall Islands, the US or elsewhere, and all such acts or things as may be required by applicable laws, regulations, rules and directives in Singapore, the Marshall Islands, the US or elsewhere, or may otherwise be necessary or desirable to be done by the Company and its subsidiaries have been or will in accordance with applicable law or legislation be so filed or delivered;

5.1.24                  that the Company and its subsidiaries have duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of taxation and all such returns, notices, accounts and information are up-to-date, correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respect by the fiscal authority concerned and, there are no present circumstances which are likely to give rise to any such dispute;

5.1.25                  that all material contracts (other than those entered into in the ordinary course of business) entered into by the Company and its subsidiaries within twenty-four (24) months preceding the Issue Date have been disclosed in the Prospectus;

5.1.26                  that, none of the Company or its subsidiaries has outstanding any loans to any of the substantial shareholders (not being the Company) and the directors of any of the members of the Group, any of their spouses or infant children or any company in which any of them has a controlling interest;

5.1.27                  that, save as disclosed in the Prospectus, none of the Directors and the chief executive officer of the Company, the controlling shareholders and their respective associates has any direct or indirect interests in any of the members of the Group and in any company, being a company which is a party to transactions completed within the last three (3) years proposed to be entered into relating to the business of any of the members of the Group or relating to loans to or by, or properties or other assets acquired or disposed of or proposed to be acquired or disposed of by (or any leases relating thereto) any of the members of the Group;

5.1.28                  that all taxes (whether income tax, property tax or otherwise) of the members of the Group required to be paid have been duly paid or provided for;

5.1.29                  that, none of the Company or its subsidiaries has ever breached any customs or trade laws, securities laws, trade sanctions laws, exchange control and remittance of capital or dividend laws or laws relating to any investment, tax, fiscal or other incentives applicable to it or any other laws or administrative structure requirements applicable to the breach of which disclosure thereof is required to be made in the Prospectus so that no liability for misstatement arises with respect to any of the Directors or the Company;

5.1.30                  that each of the Directors and the Company’s executive officers have signed a declaration to the effect that he has not been involved in any matters set out in paragraph 8, Part VII of the Fifth Schedule, Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005;

5.1.31                  that the Company has power under its constitutive documents to enter into this Agreement and to allot and issue the New Shares (including the Over-allotment Shares, if any) without any further sanction and that the New Shares (including the Over-allotment Shares, if any) are validly authorised and are unissued shares of common stock in the capital of the Company which the Company has full authority to allot and issue and such shares are not subject to any pre-emptive rights of shareholders of the Company and, when allotted, will be validly issued and fully paid shares which are not subject to further call;

5.1.32                  that all information relating to the Company or the Group which might be relevant or material in connection with the Singapore Offering and the Global Offering has been disclosed in writing to the Manager and the Singapore Underwriter and there is no fact, circumstance, event or situation not disclosed in writing to the Manager and the Singapore Underwriter which is likely to materially or adversely affect the condition of the Group, financial or otherwise, or the earnings, affairs, business or trading prospects of the Group or which may be material for disclosure to the Manager or the Singapore Underwriter in the context of the Singapore Offering or the Global Offering or which may in any way affect the decision of the Manager to manage the Singapore Offering or the Singapore Underwriter to underwrite the offer of the Singapore Offering Shares;

5.1.33                  that the Company and the Group are not in breach of any of the representations, warranties, covenants or undertakings under the US Underwriting Agreement; and

5.1.34                  that each of the foregoing provisions of this Clause 5.1 will be true and accurate in all respects on each day hereafter up to and including the Closing Date.

The Company shall furnish or deliver to the Singapore Underwriter all information and documents requested by the Singapore Underwriter from time to time for the purpose of verifying the truth or accuracy of the warranties, representations and undertakings contained herein.

5.2                                 The obligations of the Manager and the Singapore Underwriter under Clause 2 are made on the basis of the warranties contained in Clause 5.1 and with the intention that the same shall remain true and accurate in all respects up to and including the Closing Date, and the Company undertakes to and agrees with the Manager and the Singapore Underwriter:-

5.2.1                        to use all reasonable endeavours not to permit any Specified Event to occur before the Closing Date;

5.2.2                        to forthwith give notice to the Manager of any Specified Event which has occurred or come to its knowledge prior to the Closing Date and to forthwith take such steps as the Manager may require to remedy and/or publicise the same without prejudice to the Manager’s and Singapore Underwriter’s rights and remedies under or pursuant to this Agreement or at law; and

5.2.3                        to fully and effectually indemnify the Manager and/or the Singapore Underwriter and their directors, employees and agents from and against all losses, claims, costs (including legal costs on a full indemnity basis), charges, liabilities, actions and demands which any of them may incur or suffer or which may be made against it in connection with or arising out of the issue, lodgement or registration of the Prospectus or the Singapore Offering, any actual or alleged misrepresentations by the Company or in connection with any actual or alleged inaccuracies in, or actual or alleged omission from, the Prospectus, any actual or alleged breach of the warranties, representations and undertakings contained in Clause 5.1 or any failure or delay in performing the Company’s undertakings or obligations in this Agreement and such indemnity shall extend to include all costs, charges and expenses on a full indemnity basis which the Manager and/or the Singapore Underwriter may pay or incur in disputing or defending any claim or action or other proceedings at any time in respect of which indemnity may be sought against the Company under this Clause 5.2.3. For the avoidance of doubt, the indemnity contained herein is without prejudice to the Manager’s and the Singapore Underwriter’s right of termination or any other rights and remedies under this Agreement.

5.3                                 The warranties in Clause 5.1 shall be deemed to be repeated on and as of the Closing Date and the obligations of the Company in respect thereof shall continue in full force and effect notwithstanding completion of the subscription of the New Shares under this Agreement or any investigation by or on behalf of the Manager or the Singapore Underwriter.

5.4                                 The Company hereby undertakes to the Manager and to the Singapore Underwriter:-

5.4.1                        not to vary or issue any supplement to the Prospectus without the prior consent in writing of the Manager, and not to disclose, announce or otherwise disseminate any information concerning the Company and its subsidiaries or the New Shares (including the Over-allotment Shares, if any)  or any information which is not contained in the Prospectus or which may in the opinion of the Manager be inconsistent with the information contained therein, without the consent of the Manager;

5.4.2                        to promptly supply the Manager with any information or document which it may require affecting the accounts or affairs of the Company and its subsidiaries and to do all such other things and sign or execute such documents as may be required by the Manager in order to complete the Singapore Offering;

5.4.3                        to procure the Registrar for the Singapore Offering to do all such acts and things as may be required by the Manager in connection with the Singapore Offering and the transactions associated with the New Shares (including the Over-allotment Shares, if any) including the expeditious processing of the applications for the New Shares (including the Over-allotment Shares, if any);

5.4.4                        to use its best endeavours to obtain and maintain the listing and quotation of all the issued Shares (including the New Shares, the Over-allotment Shares (if any) and the Option Shares), on the SGX-ST;

5.4.5                        to comply with the applicable listing and other rules, bye-laws and requirements of the SGX-ST and all agreements which it may enter into with the Depository;

5.4.6                        not to take any action to permit a public offering of the New Shares (including the Over-allotment Shares, if any) or distribute the Prospectus or any relevant application forms for the New Shares (including the Over-allotment Shares, if any) or other material relating to the Singapore Offering in any country or jurisdiction except in Singapore or any other country or jurisdiction where such offering or distribution is permitted;

5.4.7                        during the period commencing on the date of the US Underwriting Agreement and ending on the 180th day following the date of the prospectus issued in relation to the US Offering (the “U.S. Prospectus”) (the “Lock-up Period”), the Company will not, without the prior written consent of Jefferies & Company, Inc. and J.P. Morgan Securities Inc. (the “U.S. Representatives”) (which consent may be withheld at the discretion of the U.S. Representatives), directly or indirectly, (i) offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any Shares or any options or warrants to purchase any Shares, or any securities convertible into or exchangeable for Shares, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Shares (regardless of whether any of these transactions are to be settled by the delivery of Shares or such other securities, in cash or otherwise), or (iii) publicly announce an intention to do any of the foregoing or file any registration statement under the US Securities Act of 1933 with respect to the foregoing (other than as contemplated by the US Underwriting Agreement with respect to the U.S. Syndicate Offered Shares as therein defined); provided, however, that the Company may issue Shares or options to purchase its Shares, or Shares upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the U.S. Prospectus, but only if the holders of such Shares, options, or Shares issued upon exercise of such options, agree in writing not to sell, offer, dispose of or otherwise transfer any such Shares or options during such Lock-up Period without the prior written consent of the U.S. Representatives (which consent may be withheld at the discretion of the U.S. Representatives).  In the event that either (1) during the last 17 days of the Lock-up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-up Period, the Company announces that the Company will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, then in either case the expiration of the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the release of earnings results or the material news or the occurrence of the material event, as applicable, unless the U.S. Representatives waive, in writing, such an extension;

5.4.8                        not to, and to procure that its subsidiaries will not, at any time on or before the Closing Date without the prior written consent of the Manager, dispose of in any manner (otherwise than in the ordinary and normal course of their respective businesses) any of their respective properties, fixed assets and/or subsidiaries or any other asset which is, in the opinion of the Manager, of a material nature;

5.4.9                        to forthwith notify the Manager and Singapore Underwriter of any facts or information or situation or circumstances which may adversely affect the success of the Singapore Offering and, in particular, without prejudice to the generality of the foregoing, of any change affecting in any way, directly or indirectly, any of the representations, warranties, agreements, obligations or undertakings herein at any time prior to the listing and quotation on the Official List of the SGX-ST of all the issued Shares (including the New Shares, the Over-allotment Shares (if any) and the Option Shares (as applicable)), and which would have been required to be disclosed under the Securities and Futures Act and/or the SGX-ST Listing Manual in the Prospectus without prejudice to the Manager’s or Singapore Underwriter’s rights and remedies under or pursuant to this Agreement and to take such steps as may be requested by the Manager at its discretion to remedy and/or publicise the same, and the Company agrees not to make any announcements or changes to or despatch the Prospectus without the prior written consent of the Manager;

5.4.10                  to use the net proceeds of the issue of the New Shares in the manner specified in the Prospectus;

5.4.11                  not to take any action or do any act or thing which may be prejudicial to the Singapore Offering or the Global Offering;

5.4.12                  to cause the Prospectus to be signed by all Directors who are named in it or on their behalf not later than the Issue Date and deliver or cause to be delivered to the MAS for lodgement and registration a copy of the Prospectus and copies of all the other documents required to be attached to the Prospectus in accordance with the provisions of the Securities and Futures Act on or before the Issue Date;

5.4.13                  to comply with or procure the Directors to comply with provisions and requirements of the Securities and Futures Act, the MAS, the SGX-ST and the Depository in connection with the Singapore Offering and the listing and quotation of the Shares (including the New Shares, the Over-allotment Shares (if any) and the Option Shares (as applicable)) on the Official List of the SGX-ST and to cause the furnishing the delivery of all documents, information, certificates and undertakings as may be required by the MAS and the SGX-ST in order to obtain such listing and quotation on the Official List of the SGX-ST; and

5.4.14                  to lodge (in consultation with the Manager) a supplementary or replacement prospectus (as the case may be) if the Company becomes aware or if it comes to the notice of the Manager or any of the Company’s professional advisers of the following;

(a)           a false or misleading statement or matter in the Prospectus; or

(b)                                 an omission from the Prospectus of any information that should have been included in it under Section 243 of the Securities and Futures Act; or

(c)                                  a new circumstances that as arisen since the date the Prospectus was lodged with the MAS and would have been required by the Securities and Futures Act to be included in the Prospectus if it had arisen before the Prospectus was lodged and that is materially adverse from the point of view of an investor and to make an announcement on the same to the SGX-ST.

5.5                                 The Company warrants to the Manager and the Singapore Underwriter that each of the Authorised Signatories has been duly authorised by the Company to:-

5.5.1        sign on behalf of the Company this Agreement; and

5.5.2                        send notices and correspondences for and on behalf of the Company in connection with this Agreement.

5.6                                 Each warranty under this Clause 5 shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any of the warranties under this Clause 5 or any other terms of this Agreement.

5.7                                 Upon any misrepresentation or breach of any of the warranties or undertakings contained in this Clause 5 or failure to perform or delay in performing the said warranties or undertakings contained in this Clause 5 coming to the notice of the Manager or the Singapore Underwriter prior to the Closing Date, the Manager shall be entitled (but not bound) without prejudice to any other right or remedy which the Manager and the Singapore Underwriter may have (including under this Clause 5.7), by notice (for itself and on behalf of the Singapore Underwriter) to the Company, to elect to treat such misrepresentation or breach or failure or delay as releasing and discharging it and the Singapore Underwriter from all their respective obligations under this Agreement. In such event, except for the liability of the Company for the payment of the management fee under Clause 4.1, the payment of the underwriting commission as provided in Clause 4.2, the payment of expenses as provided in Clauses 4.3, 4.4, 4.5 and any obligations and liabilities of the company under this Clause 5, together in each case with any applicable taxes in respect thereof, the Company shall be under no further obligation or liability under this Agreement.

6.             APPLICATION OF PROCEEDS

6.1                                 All application monies to be received by the Company in respect of successful applications for the Singapore Offering Shares (including any excess application monies and successfully allocated applications that are subsequently rejected)(the “Funds”) shall be placed with the Receiving Bank, as receiving banker, and be held in  separate non-interest bearing accounts opened with the Receiving Bank at 80 Raffles Place, UOB Plaza, Singapore 048624 and operated by the Manager in Singapore and designated as “Omega  Share Issue Account”. The Manager is hereby authorised to operate such accounts in accordance with the provisions of this Agreement. Any refund of all or part of the application monies to unsuccessful or partially successful applicants will be made without any interest or any share of such net revenue or any other benefit arising therefrom.

6.2                                 Specified proceeds shall be paid by the Receiving Bank (in USD) into a bank account designated by the Company upon the joint instructions in writing (the “Payment Notice”) (by fax followed by mail) of two of the Authorised Signatories for and on behalf of the Company, and the Receiving Bank shall pay to the Company from the Omega  Share Issue Account the balance of the application monies received, subject always to the provisions of the Securities and Futures Act, as soon as practicable after the Closing Date but not later than five (5) market days from the date on which the Shares (including the New Shares and the Over-allotment Shares (if any)) are admitted to the Official List of the SGX-ST, after due deductions have been made therefrom by the Manager of the management fee and underwriting commission payable under Clause 4 and of all expenses and goods and services tax or other levies payable or reimbursable under Clause 4. Payment into the Omega Share Issue Account as aforesaid shall be deemed to constitute full and final discharge of the Manager’s obligation to make payment to the Company. Notwithstanding the foregoing provisions of this Clause 6.2, the Company hereby authorises the Receiving Bank to return such proceeds on its behalf to the applicants for the Singapore Offering Shares free of interest or any share of revenue or profits in the following situations:-

6.2.1                        In the event that a supplementary prospectus or replacement prospectus is registered pursuant to Section 241 of the Securities and Futures Act and the applicant exercises his right to withdraw his application or if the Company shall treat the applicants as withdrawn and cancelled; or

6.2.2                        In the event that a stop order is issued by the MAS in accordance with Section 242 of the Securities and Futures Act; or

6.2.3                        If for any reason whatsoever, the Shares (including the New Shares and the Over-allotment Shares (if any)) are not admitted to the Official List of the SGX-ST.

                                                The Company undertakes to procure that the two Authorised Signatories shall as soon as possible and in any event not later than five (5) market days from the date the Shares are priced deliver the Payment Notice to the Receiving Bank and /or Manager.

                                                Provided always that the Manager and the Receiving Bank shall not in any way be responsible for the obligations of the Company under Sections 241, 242, 258 and 259 of the Securities and Futures Act.

6.3                                 The Company undertakes and agrees to pay forthwith to the Manager and the Singapore Underwriter all expenses and goods and services tax or other levies payable or reimbursable by it under Clause 4 upon the termination of this Agreement pursuant to Clause 9 or rescission of this Agreement pursuant to Clause 10.

6.4                                 It is hereby agreed and declared by the Company that all monies that may be received by the Receiving Bank from the deployment of the Funds, or any part thereof in the interbank market (which deployment shall be made in the manner as the Receiving Bank in its absolute discretion deems fit) after the deduction of such expenses, costs and other charges that may be incurred by the Receiving Bank in connection with such deployment shall be retained by the Receiving Bank for its own account and the Receiving Bank shall not be obliged to account to the Company or any person for any interest or any share of revenue or other benefits that may accrue or otherwise derive from such proceeds.

7.             SUB-UNDERWRITING

                                                The Singapore Underwriter shall be at liberty to sub-underwrite its underwriting obligations under this Agreement upon such terms and conditions as it deems fit.

8.             OVER-ALLOTMENT OPTION AND STABILISING

8.1                                 Upon the terms but subject to the conditions herein set forth, the Company hereby grants an option to the  Underwriters to purchase, up to an aggregate of 1,800,000 Over-allotment Shares from the Company at the Offer Price per share to be paid by the  relevant Underwriters for the Over-allotment Shares.  The option granted hereunder can be exercised by the Global Co-ordinator for use by the Singapore Underwriter solely in covering any over-allotments in connection with the sale and distribution of the Singapore Offering Shares, unless otherwise agreed upon in writing by the Underwriters in accordance with the Agreement Among Syndicates.  The option granted hereunder may be exercised at any time and from time to time in whole or in part upon notice by the Global Co-ordinator to the Company, which notice may be given at any time within 30 days from the date of this Agreement.  Such notice shall set forth (i) the aggregate number of Over-allotment Shares as to which the Global Co-ordinator is exercising the option, (ii) the names and denominations in which the certificates for the Over-allotment Shares are to be registered and (iii) the time, date and place at which such certificates will be delivered (which time and date may be simultaneous with, but not earlier than, the First Closing Date; and in such case the term “First Closing Date” shall refer to the time and date of delivery of certificates for the Singapore Offering Shares and such Over-allotment Shares).  Such time and date of delivery, if subsequent to the First Closing Date, is called an “Over-allotment Option Closing Date” and shall be determined by the Global Co-ordinator and shall not be earlier than three nor later than five full business days after delivery of such notice of exercise. The Global Co-ordinator may cancel the option at any time prior to its expiration by giving written notice of such cancellation to the Company.

8.2                                 In the event and to the extent that the Over-allotment Option is exercised, the Company further agrees and undertakes to allot and issue such number of Over-allotment Shares in respect of which the Over-allotment Option has been exercised on the Over-allotment Option Closing Date.

8.3                                 In connection with the Singapore Offering, the Manager may (subject to the terms of the Agreement Among Syndicates) over-allot or effect transactions with a view to supporting the market price of the New Shares at a level higher than that which might otherwise prevail provided always that there is no obligation on the Manager to do so. Such stabilising action by the Manager, if commenced, may be discontinued at any time at the discretion of the Manager without prior notice to the Company. The Manager undertakes that such stabilising action shall be conducted in accordance with all applicable laws and rules in Singapore.

9.             CONDITIONS

9.1                                 This Agreement and the obligations of the Manager and the Singapore Underwriter under this Agreement are conditional upon:-

9.1.1                        all the Shares (including the New Shares), being admitted to the Official List of the SGX-ST on or before 13 April 2006 (or such other date as the Company and the Manager may agree) or the Manager being satisfied that listing will be granted immediately after such date;

9.1.2                        such approvals as may be required for the transactions described in this Agreement and in the Prospectus being obtained, and not withdrawn or amended, on or before the date on which the Company is admitted to the Official List of the SGX-ST (or such other date as the Company and the Manager may agree);

9.1.3                        the Eligibility-To-List Letter given by the SGX-ST for the admission of the Company to the official list of the SGX-ST and for the listing and quotation of all the issued Shares (including the New Shares) on the SGX-ST not being revoked on or prior to the Closing Date;

9.1.4                        the compliance by the Company to the satisfaction of the SGX-ST with all the conditions imposed by the SGX-ST in granting the letter of eligibility, where such conditions are required to be complied with by the Closing Date;

9.1.5                        there having been, in the opinion of the Manager, no adverse change or any development likely to result in a material adverse change in the financial or other condition of the Group between the date of this Agreement and the Closing Date nor the occurrence of any event nor the discovery of any fact rendering untrue or incorrect in any respect, as at the Closing Date, any of the warranties or representations contained in Clause 5 nor any material breach by the Company of any of its obligations hereunder;

9.1.6                        the delivery by the Company to the Manager, on the Closing Date of a certificate in the form set out in Schedule 1 (Closing Certificate) signed by a Director;

9.1.7                        the compliance with all applicable laws and regulations concerning the Singapore Offering, the listing of the Shares on the official list of the SGX-ST and the transactions contemplated in this Agreement and the Prospectus and no new laws, regulations and directives having been promulgated, published and/or issued and/or having taken effect or any other similar matter having been occurred which, in the opinion of the Manager, has or may have an adverse effect on the Singapore Offering and the listing of the Shares on the Official List of the SGX-ST;

9.1.8                        the US Underwriting Agreement, and/or the US Underwriters’ obligations thereunder being entered into and not having been terminated or rescinded; and

9.1.9                        no event having occurred which would prevent the New Shares from being listed and traded on the NASDAQ National Market and the New Shares continuing being listed and traded on the NASDAQ National Market.

9.2                                 The Company shall use its best endeavours to procure the fulfilment of such conditions and, in particular, shall furnish such information, supply such documents, give such undertaking(s) and do all such acts and things as may be required to enable all the issued Shares (including the New Shares, the Over-allotment Shares (if any) and the Option Shares (as applicable)) to be admitted to the Official List of the SGX-ST as aforesaid.

9.3                                 If such conditions are not fulfilled, this Agreement shall ipso facto cease and determine and (save in respect of any breach of Clause 9.2) no party shall have any claim against the others for costs, damages, compensation or otherwise except that the Company shall continue to be bound by its obligations under Clauses 4.1, 4.3, 4.5, 4.6 and 6, shall indemnify the Manager and the Singapore Underwriter in accordance with Clause 11 and shall reimburse the Manager and the Singapore Underwriter for all out-of-pocket expenses incurred by it in connection with this Agreement.

10.          RESCISSION AND TERMINATION

10.1                           Notwithstanding anything herein contained, the Manager may on behalf of the Singapore Underwriter, in its absolute discretion, by notice in writing to the Company, rescind this Agreement if prior to completion of the Global Offering :-

10.1.1                  if there shall have been any breach of the warranties or undertakings in Clause 6 or that any of the warranties in Clause 5 is untrue or incorrect; or

10.1.2                  any Specified Event occurs; or

10.1.3                  if there shall have been, since the date of this Agreement:-

(a)                                  any adverse change, or any development involving a prospective adverse change, in the condition (financial or otherwise), performance or general affairs of the Company and/or its subsidiaries; or

(b)                                 any introduction or prospective introduction of or any change or prospective change in any legislation, regulation, order, policy, rule, guideline or directive (whether or not having the force of law and including, without limitation, any directive or request issued by the MAS, the Securities Industry Council of Singapore or the SGX-ST) or in the interpretation or application thereof by any court, government body, regulatory authority or other competent authority;

(c)                                  any change, or any development involving a prospective change, in local, national, regional or international financial (including stock market, foreign exchange market, inter-bank market or interest rates or money market), political, industrial, economic, legal or monetary conditions, taxation or exchange controls (including, without limitation, the imposition or any moratorium, suspension or material restriction on trading in securities generally on the SGX-ST due to exceptional financial circumstances or otherwise) or a combination of any such changes or development or crisis, or deterioration, thereof; or

(d)                                 any imminent threat or occurrence of any local, national or international outbreak or escalation of hostilities, insurrection or armed conflict (whether or not involving financial markets); or

(e)                                  the issue of a stop order by the MAS pursuant to the Securities and Futures Act (notwithstanding that a supplementary or replacement prospectus is subsequently registered with the MAS pursuant to Section 241 of the Securities and Future Act); or

(f)                                    any other occurrence of any nature whatsoever,

which event or events shall in the opinion of the Manager:-

(1)                                result or be likely to result in a material adverse fluctuation or adverse conditions in the stock market in Singapore or overseas; or

(2)                                be likely to prejudice the success of the subscription or offer of the New Shares (including the Over-allotment Shares, if any) (whether in the primary market or in respect of dealings in the secondary market); or

(3)                                make it impracticable, inadvisable, inexpedient or uncommercial to proceed with any of the transactions contemplated in this Agreement; or

(4)                                be likely to have a material adverse effect on the business, trading position, operations or prospects of the Company or of the Group as a whole; or

(5)                                be such that no reasonable underwriter would have entered into this Agreement; or

(6)                                result or be likely to result in the issue of a stop order by the MAS pursuant to the Securities and Futures Act; or

(7)                                make it uncommercial or otherwise contrary to or outside the usual commercial practices of underwriters in Singapore for the Singapore Underwriter to observe or perform or be obliged to observe or perform the terms of this Agreement; or

10.1.4                  without limiting the generality of the foregoing, if it comes to the notice of the Manager that:-

(1)                                any statement contained in the Prospectus or the application forms relating hereto which in the sole and absolute opinion of the Manager has become untrue, incorrect or misleading in any material respect; or

(2)                                circumstances or matters have arisen or have been discovered, which would, if the Prospectus was to be issued at that time, constitute in the sole and absolute opinion of the Manager, a material omission of such information, and the Company fails to lodge a supplementary or replacement prospectus or document within a reasonable time after being notified of such material misrepresentation or omission or fails to promptly take such steps as the Manager may require to inform investors of the lodgement of such supplementary prospectus or document. In such an event, the Manager reserves the right, at its absolute discretion to cancel the Singapore Offering and any application monies received will be refunded (without interest or any share of revenue or other benefit arising therefrom) to the applicants for the New Shares (including the Over-allotment Shares, if any) by ordinary post or telegraphic transfer at the applicant’s own risk within fourteen days of the termination of the Singapore Offering; or

10.1.5                  there is a breach of or misrepresentation under the terms of the US Underwriting Agreement;

10.1.6                  pursuant to the US Underwriting Agreement:-

(a)                                the obligations of the US Underwriters do not come into effect, or

(b)                               one or more of the US underwriters is entitled under the terms thereof not to fulfil their underwriting or other obligations (including under section 5 (Conditions of the Obligations of the U.S. Underwriters) thereof); or

(c)                                the US Underwriting Agreement is terminated;

10.1.6                  the Securities Exchange Commission or other applicable regulator withholds or withdraws the entitlement of the Company to have its shares listed on the NASDAQ National Market, or for whatever reason, the Manager has reason to believe that the Shares will not be listed on the NASDAQ National Market; or

10.1.7                  the binding loan agreements in relation to the US$295 million senior secured credit facility referred to in the Prospectus are not executed and in full force and effect by the Closing Date.

10.2                           If this Agreement is so rescinded, the Company shall reimburse the Manager and the Singapore Underwriter for all out-of-pocket expenses incurred by it in connection with this Agreement. In addition, rescission or termination of this Agreement for any reason shall release and discharge the Manager and Singapore Underwriter from their obligations under this Agreement, be without prejudice to any rights of the Manager and the Singapore Underwriter in respect of any such breach as is therein referred to and shall not release the Company from its obligations under Clauses 4.1, 4.3, 4.5, 4.6, 5, 6 and 10, which shall continue in full force and effect.

11.          INDEMNITIES

The Company holds the Manager, the Global Co-ordinator and the Singapore Underwriter and their respective directors, employees and agents fully and effectively indemnified against all liabilities, costs and expenses arising out of any claim which may be brought or threatened to be brought against any of them in relation to the offering of the Singapore Offering Shares (including the Over-allotment Shares, if any) (whether or not such claim is successful, compromised or settled) arising out of:-

11.1                           any failure by the Company to comply with any requirements of any statute or statutory regulation, governmental or ministerial order or decree, or decision or circular of the SGX-ST or any other authority;

11.2                           the Prospectus not containing all information material in the context of the offering of the New Shares, or any statement contained therein or in any information which is otherwise supplied by the Company to the Manager in connection with the Singapore Offering being untrue, incorrect or misleading;

11.3                           any material misrepresentation contained in the Prospectus; and

11.4                           any material breach of the Company of any of the representations and warranties contained in Clause 6 or any of its obligations contained in this Agreement,

including in any such case (but without prejudice to the generality of the foregoing) all costs, charges and expenses which the Manager or the Singapore Underwriter or their respective directors, employees or agents may properly or reasonably incur or bear in disputing any such claim made against them or in establishing any claim on their part under the foregoing provisions of this Clause 11, in each case except in relation to any claim arising out of the wilful default or gross negligence of the Manager or the Singapore Underwriter.

12.          CLAIM BY THE COMPANY

The Company shall not make any claim against the Manager or the Singapore Underwriter to recover any loss or damage which the Company may suffer or incur in connection with or arising out of the performance of the Manager or Singapore Underwriter of its obligations under this Agreement unless such loss or damage arises from the gross negligence of the Manager or the Singapore Underwriter (as the case may be). Specifically (but without prejudice to the generality of the foregoing), the Manager and/or Singapore Underwriter shall not have any responsibility whatsoever for any alleged insufficiency of the Offer Price or any dealing price of the New Shares (including the Over-allotment Shares, if any).

13.          WAIVERS

                                                Any rights or remedies hereby conferred upon the Manager and the Singapore Underwriter shall be in addition to and without prejudice to all other rights, powers and remedies available to the Manager and the Singapore Underwriter and no exercise or failure to exercise or delay in exercising any rights, power or remedy available to the Manager and/or the Singapore Underwriter shall constitute a waiver by the Manager or the Singapore Underwriter or any of them, as the case may be, of that right, power or remedy or any other right, power or remedy or prevent the further exercise of that or any other rights, power or remedy.

14.          ANNOUNCEMENTS

                                                No public announcement or communication concerning the Singapore Offering or the Global Offering may be made or despatched by the Company without the prior consent in writing of the Manager and Global Co-ordinator (save as may be required by law or the rules of the SGX-ST).

15.          ADVERTISEMENT

                                                The Company and the Singapore Underwriter agree that tombstone advertisements of the Singapore Offering shall be made by the Manager on behalf of and at the expense of the Company on such dates and in such newspapers as the Manager may, in consultation with the Company and the Global Co-ordinator, determine.

16.          CONSENT TO DISCLOSURE

                                                The Company consents to the disclosure by the Manager (on behalf of the Singapore Underwriter) to the SGX-ST and the MAS of any information relating to the Company and its affairs, operations or business, where such disclosure is deemed to be necessary by the Manager for the purposes of or in relation to the Singapore Offering and (if necessary) the Global Offering.

17.          TIME OF ESSENCE

                                                Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Company and the Manager but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

18.          NOTICES

                                                Any notice or other communication shall be in writing addressed to the office of the party receiving such notice or other communication as set out below and shall be delivered by hand or sent by fax or prepaid registered post:-

The Company	Omega Navigation Enterprises Inc
Fax number	(30)210 -4147400
Attention	Mr Georgios Kassiotis

The Manager/	UOB Asia Limited
Singapore Underwriter	1 Raffles Place

OUB Centre #13-01

Singapore 048616
Fax number	(65) 6534 2232
:Attention	Mr Soon Boon Siong

Any notice sent by fax shall be deemed to have been received immediately after despatch and by letter shall be deemed to have been received 24 hours after the time of posting. In the case of any notice or communication given by the Company pursuant to Clause 3, 4 or 6, such notice or communication shall be delivered personally or sent by post and shall be given by the Authorised Signatories (as defined in Schedule 2 (Authorised Signatories), whose name(s) and signature(s) are set out in Schedule 2 (Authorised Signatories), on behalf of the Company.

19.          SUCCESSORS

                                                This Agreement shall be binding upon and shall ensure to the benefit of the respective successors in title of the parties thereto.

20.          COUNTERPARTS

                                                This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

21.          THIRD PARTY CONTRACT ACT

The Contracts (Right of Third Parties) Act, Chapter 53B of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or shall form part of a class of persons so named, referred to, or identified, in this Agreement) shall have no right whatsoever under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce this Agreement or any of its terms.

22.          GOVERNING LAW AND JURISDICTION

                                                This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Singapore. Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Singapore for all purposes in relation to this Agreement and waives any objection on the ground of venue or forum non conveniens or on similar grounds.

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SCHEDULE 1 — CLOSING CERTIFICATE

FORM OF CERTIFICATE OF NO ADVERSE CHANGE

To:          UOB Asia Limited

                1 Raffles Place #13-01

                OUB Centre

                Singapore 048616

[Date]

Dear Sirs,

SINGAPORE OFFERING IN RESPECT OF [• ] COMMON SHARES OF CLASS A STOCK OF PAR VALUE US$0.01 EACH IN THE CAPITAL OF OMEGA NAVIGATION ENTERPRISES, INC.

I, [         ], a Director of OMEGA NAVIGATION ENTERPRISES, INC. (the “Company”), refer to the Management and Underwriting Agreement (the “Agreement”) dated [• ] made between (1) the Company, as Company, (2) UOB Asia Limited, as Manager and Singapore Underwriter and, relating, inter alia, to the Singapore Offering and hereby certify, on behalf of the Company, that I have carefully examined the Prospectus, including any amendment or supplement thereto and that:-

(i)            I have been duly authorised by the Company to sign this Certificate;

(ii)                                  to the best of my knowledge and belief, having made all reasonable enquiries, since the date of the Agreement, there has been no material adverse change or any development involving a prospective adverse change in the condition (financial or otherwise), performance or general affairs of the Company or of the Group as a whole from that set forth in the Prospectus nor any breach of nor the occurrence of any event, nor the discovery of any fact, rendering untrue or incorrect in any material respect, any of the representations, warranties or undertakings contained in the Agreement if they were repeated on and as of the date hereof;

(iii)                               there has not occurred any breach by us or any of our obligations under the Agreement; and

(iv)                              without limiting the generality of the foregoing:-

(1)                                  the representations, warranties and covenants of the Company set out in Clause 5 of the Agreement are true and correct as at the date of this Certificate;

(2)                                  each of the Operative Agreements (as defined in the US Underwriting Agreement) has been validly executed and delivered by the Company and each Operative Agreement conforms in all material respects to any descriptions of such Operative Agreement in the US Prospectus;

(3)                                  the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the date of this Certificate; and

(4)                                  no stop order relating to the Prospectus or the Singapore Offering has been issued and no proceedings for such purpose shall have been instituted or threatened, whether in relation to the Singapore Offering or the US Offering, and whether in Singapore, the US or otherwise.

Terms defined and references construed in the Agreement shall bear the same meanings and construction in this Certificate.

Yours faithfully,
For and on behalf of
[ ]

Name:

Title:

SCHEDULE 2 — AUTHORISED SIGNATORIES

AUTHORISED SIGNATORIES

SPECIMEN SIGNATURES

1. GEORGIOS KASSIOTIS
2. CHARILAOS LOUKOPOULOS

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

The Company

Signed by	)
)
)
)
for and on behalf of
OMEGA NAVIGATION ENTERPRISES, INC.)
in the presence of:-)

Name of Witness:

Designation of Witness:

UOB Asia

Signed by	)
)
)
for and on behalf of)
UOB ASIA LIMITED	)
in the presence of:-)

Name of Witness:

Designation of Witness: